Exhibit 99.2

July 15, 2022

Via Email

Immunocore Holdings plc
92 Park Drive
Milton Park
Abingdon, Oxfordshire
United Kingdom OX14 4RY

Re:	Beneficial Ownership Conversion Limitations Dear Sirs/Madams:

Reference is made to the Articles of Association of Immunocore Holdings plc (“Immunocore”) adopted by a special resolution effective on 3 February 2021 (the “Articles”), which became effective on 9 February 2021.

Pursuant to Article 2 of the Articles, the term “Beneficial Ownership Limitation” is defined as follows (emphasis added):

“Beneficial Ownership Limitation”: 9.99% of any class of securities of the Company registered under the Exchange Act, which percentage may be increased or decreased on a holder-by-holder basis by a holder of Non-Voting Ordinary Shares to such other percentage as such holder may designate in writing (with any decrease to be effective upon at least sixty one days’ notice) to the Company, provided, however, that: (i) any such increase shall not exceed 19.9% of any class of securities of the Company registered under the Exchange Act; and (ii) any such increase or decrease shall only be applicable to such holder in relation to such securities. For the purpose of calculating the Beneficial Ownership Limitation, a holder may rely on the number of outstanding shares of the subject class as stated in the most recent of the following:

(A) the Company’s most recent periodic or annual filing; (B) a more recent public announcement by the Company that is publicly filed; or (C) a more recent notice by the Company or the Company’s registrar to the holder setting forth the number of shares then outstanding. Upon the written request of a holder (which may be by email with confirmation), the Company shall, within five business days thereof, confirm in writing to such holder (which may be via email) the number of shares then outstanding;

As you are aware, the intent of the Beneficial Ownership Limitation is to avoid the imputation of beneficial ownership (as determined in accordance with Rule 13d-3 of the Securities and Exchange Commission (“SEC”)) of voting securities to a given shareholder, to the extent that such voting securities cannot be acquired within a given 60-day period. In light of the intent of this term, it has come to our attention that there was a scrivener’s error in the Articles, where the highlighted term “decrease” was, in fact, intended to refer to an “increase” in the beneficial ownership conversion limit which shall not be effective until sixty one (61) days’ following notice of such change to Immunocore.

In light of this error, Baker Brothers Life Sciences, L.P. (“BBLSLP”) and 667, L.P. (“667”) (BBLSLP and 667 being referred to herein as the “BBI Entities”) hereby irrevocably waive any right to increase the Beneficial Ownership Limitation upon less than 61 days’ prior written notice to Immunocore, and acknowledge and agree that Immunocore shall disregard any purported increase in the Beneficial Ownership Limitation that is effected by the BBI Entities with fewer than 61 days’ prior written notice. For the avoidance of doubt, this shall apply in respect of the Non-Voting Ordinary Shares acquired by the BBI Entities pursuant to a securities purchase agreement dated on or around the date hereof between the Company and, amongst others, the BBI Entities, as well as any Non-Voting Ordinary Shares already held by the BBI Entities on the date hereof.

Moreover, for the avoidance of doubt, when determining the beneficial ownership of BBLSLP and 667, the parties shall determine beneficial ownership in accordance with Regulation 13D-G, which provides for, among other things, the aggregation of holdings of affiliates and any member of a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934.

Please acknowledge this waiver and agree that Immunocore will not accept a designation or other instruction from the BBI Entities that is at variance with the foregoing by signing and returning this letter to us.

Very Truly Yours,

667, L.P.

BY: BAKER BROS. ADVISORS LP,
management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:	/s/ Scott Lessing
Scott Lessing
President

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP,
management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By:	/s/ Scott Lessing
Scott Lessing
President

ACKNOWLEDGED AND AGREED:

IMMUNOCORE HOLDINGS PLC

By:	/s/ Bahija Jallal
Name: Bahija Jallal, Ph.D.
Title: Chief Executive Officer